Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report, dated November 7, 2025, with respect to the consolidated financial statements of Skyworks Solutions, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.

/s/ KPMG

Irvine, California

December 19, 2025